Exhibit 99.1

Regency Centers Announces First Quarter 2015 Results
First Quarter Same Property NOI Growth of 4.4%

JACKSONVILLE, Fla. (May 6, 2015) - Regency Centers Corporation (“Regency” or the “Company”) today announced financial and operating results for the quarter ended March 31, 2015.

Financial Results

Regency reported Core Funds From Operations (“Core FFO”) for the first quarter of $69.5 million, or $0.74 per diluted share, compared to $64.1 million, or $0.69 per diluted share, for the same period in 2014.

Funds From Operations (“FFO”) for the first quarter was $69.6 million, or $0.74 per diluted share, compared to $65.5 million, or $0.71 per diluted share, for the same period in 2014.

The Company reported net income attributable to common stockholders (“Net Income”) for the first quarter of $25.2 million, or $0.27 per diluted share, compared to Net Income of $19.4 million, or $0.21 per diluted share, for the same period in 2014.

Operating Results

For the three months ended March 31, 2015, Regency’s results for wholly-owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, same properties only: 95.7%, up from 95.1% at March 31, 2014

•	Percent leased, all properties: 95.5%, up from 94.5% at March 31, 2014

•	Increase in same property net operating income (“NOI”) over the same period last year, excluding termination fees: 4.4%

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 29.5% on new leases and 6.6% on renewal leases for a blended average of 8.5%

•	Leasing transactions, including in-process developments (partnerships at 100%): 311 new and renewal lease transactions for a total of 0.8 million square feet

Portfolio Activity

Property Transactions

During the quarter, Regency sold State Street Crossing, a 21,049 square foot wholly-owned property located in Pittsfield, MI, outside of Ann Arbor. The property was sold for a gross sales price of $3.5 million and a cap rate of 9.0%.

Subsequent to quarter end, the Company sold Auburn Village, a Bel Air Market anchored 133,944 square foot co-investment property located outside of Sacramento in Auburn, CA. The property was sold for a gross sales price of $31.3 million and a cap rate of 6.5%. Regency’s share of the gross sales price was $12.5 million.

Also subsequent to quarter end, the Company sold Juanita Tate Marketplace, a wholly-owned 77,096 square foot property anchored by Northgate Market and located in the South Central region of Los Angeles, CA. The property was sold at a pre-negotiated spread to the projected development yield, which equated to a cap rate of 7.2% and a gross sales price of $24.3 million.

Developments and Redevelopments

At quarter end, the Company had seven projects in development with estimated net development costs of $234.2 million. The in-process developments were 59% funded and 91% leased and committed, including retailer-owned square footage.

Regency also had 12 redevelopment projects in process at quarter end, representing a total estimated incremental investment upon completion of $57.4 million.

Balance Sheet

Rating Agencies

During the quarter, Fitch Ratings affirmed the Company’s corporate credit and senior unsecured ratings of BBB, and revised the rating outlook from Stable to Positive.

Forward Equity Offering

During the quarter, the Company closed an underwritten public offering of 2,875,000 shares (subject to forward sales agreements) of its common stock, which included the underwriter’s full exercise of its option to purchase up to 375,000 additional shares of Regency’s common stock. The settlement of the forward sales agreements will result in approximately $193.8 million of gross proceeds, before any underwriting discount and offering expenses. Settlement will occur on one or more dates occurring no later than approximately 12 months after the date of the prospectus supplement relating to the offering. No settlements, in whole or in part, have occurred as of May 6, 2015.

2015 Guidance

The Company updated certain components of its 2015 earnings guidance. These changes are summarized below. Please refer to the Company’s first quarter 2015 supplemental information package for a complete list of updates.

Full Year 2015 Guidance
	Previous Guidance	Updated Guidance
Core FFO per diluted share	$2.91 - $2.97	$2.93 - $2.97
FFO per diluted share	$2.89 - $2.95	$2.91 - $2.95
Same property NOI growth without termination fees (pro-rata)	3.0% - 4.0%	3.2% - 4.0%

Dividend

On May 6, 2015, Regency’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.485 per share. The dividend is payable on June 3, 2015 to shareholders of record as of May 20, 2015.

Conference Call Information

In conjunction with Regency’s first quarter results, the Company will host a conference call on Thursday, May 7, 2015 at 11:00 a.m. EDT. Dial-in and webcast information is listed below.

First Quarter Conference Call
Date:	Thursday, May 7, 2015
Time:	11:00 a.m. EDT
Dial#:	877-407-0789 or 201-689-8562
Webcast:	www.regencycenters.com under Investor Relations

Replay

Webcast Archive:     Investor Relations page under Webcasts & Presentations

Non-GAAP Disclosure

FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains and losses from dispositions of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes FFO for all periods presented in accordance with NAREIT's definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered an alternative for net income or as a measure of liquidity. Core FFO is an additional performance measure used by Regency as the computation of FFO includes certain non-cash and non-comparable items that affect the Company's period-over-period performance. Core FFO excludes from FFO, but is not limited to: (a) transaction related gains, income or expense; (b) impairments on land; (c) gains or losses from the early extinguishment of debt; and (d) other non-core amounts as they occur. The Company provides a reconciliation of FFO to Core FFO.

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO -
Actual (in thousands)

For the Periods Ended March 31, 2015 and 2014	Three Months Ended		Year to Date
	2015	2014	2015	2014
Net Income Attributable to Common Stockholders	$25,174	19,389	25,174	19,389
Adjustments to reconcile to Funds From Operations:
Depreciation and amortization (1)	45,091	46,738	45,091	46,738
Gain on sale of operating properties (2)	(683)	(708)	(683)	(708)
Exchangeable operating partnership units	49	42	49	42
Funds From Operations	69,631	65,461	69,631	65,461
Dilutive effect of share-based awards	(148)	(186)	(148)	(186)
Funds from Operations for calculating Diluted FFO per Share	$69,483	65,275	$69,483	65,275

Funds From Operations	$69,631	65,461	$69,631	65,461
Adjustments to reconcile to Core Funds From Operations:
Development and acquisition pursuit costs (2)	39	1,341	39	1,341
Gain on sale of land (2)	(111)	(2,905)	(111)	(2,905)
Provision for impairment to land	—	225	—	225
Hedge ineffectiveness (2)	3	—	3	—
Early extinguishment of debt (2)	(61)	—	(61)	—
Core Funds From Operations	69,501	64,122	69,501	64,122
Dilutive effect of share-based awards	(148)	(186)	(148)	(186)
Core Funds From Operations for calculating Diluted Core FFO per Share	$69,353	63,936	$69,353	63,936

Weighted Average Shares For Diluted FFO per Share	94,061	92,191	94,061	92,191

(1) Includes pro-rata share of unconsolidated co-investment partnerships, net of pro-rata share attributable to noncontrolling interests
(2) Includes pro-rata share of unconsolidated co-investment partnerships

Reported results are preliminary and not final until the filing of the Company’s Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO - Guidance

	Full Year
FFO and Core FFO Guidance:	2015
Net income attributable to common stockholders	$1.06	1.10
Adjustments to reconcile net income to FFO:
Depreciation and amortization	1.86	1.86
All other amounts	(0.01)	(0.01)
Funds From Operations	$2.91	2.95

Adjustments to reconcile FFO to Core FFO:
Development and acquisition pursuit costs	0.02	0.02
Core Funds From Operations	$2.93	2.97

The Company has published forward-looking statements and additional financial information in its first quarter 2015 supplemental information package that may help investors estimate earnings for 2015. A copy of the Company’s first quarter 2015 supplemental information will be available on the Company's website at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information in the Company’s Form 10-Q for the quarter ended March 31, 2015. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

About Regency Centers Corporation (NYSE: REG)

With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery-anchored neighborhood and community shopping centers. The Company’s portfolio of 321 retail properties encompasses over 43.0 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 219 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.